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                                                                    Exhibit 99.1



IMMUNOGEN CONTACT:           Mitchel Sayare, Ph.D.
                             Chairman and CEO
                             ImmunoGen, Inc.
                             (781)769-4242
                             www.immunogen.com


FOR IMMEDIATE RELEASE


               ImmunoGen, Inc. Appoints Mark Skaletsky of GelTex
                  Pharmaceuticals, Inc. to Board of Directors

CAMBRIDGE, Mass., May 16 -- ImmunoGen, Inc. (Nasdaq: IMGN - news) named Mark Skaletsky to its Board of Directors. Mr. Skaletsky is CEO and President of GelTex Pharmaceuticals, Inc. GelTex develops and markets non- absorbed polymer drugs that selectively bind and eliminate target substances from the intestinal tract.

"We are genuinely pleased to have Mark join our Board at this pivotal time in ImmunoGen's development," stated Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "The extensive experience and perspective Mark brings with him will be a real asset as we establish arrangements with other companies for the use of our technology with their monoclonal antibodies."

Mr. Skaletsky said, "This is an exciting time to participate in ImmunoGen's development. With its novel Tumor-Activated Prodrug approach to cancer treatment and the potential development of additional Tumor-Activated Prodrugs using ImmunoGen's technology and antibodies from other sources, ImmunoGen is poised to become a substantially different company. I look forward to the opportunity of adding the value of my experience to the future of ImmunoGen."

Mr. Skaletsky has been President and CEO of GelTex Pharmaceuticals, Inc., of Waltham, MA since 1993. Prior to that he was President, CEO and Chairman of Enzytech, Inc., and President and COO of Biogen, Inc. Mr. Skaltesky is a chairman of the board of directors of the Biotechnology Industry Organization, and is a director of Isis Pharmaceuticals and Microcide. He is also a Trustee of Bentley College.

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent Tumor-Activated Prodrugs, consisting of low-molecular weight chemicals coupled to monoclonal antibodies, for delivery to and destruction of cancer cells.

This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; uncertainty as to whether the Company's potential products will succeed in human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.

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